Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Form N-14 of the Tocqueville Trust dated September 15, 2006 of our report dated December 23, 2005, relating to the financial statements and financial highlights which appears in the October 31, 2005 Annual Report to Shareholders of The Tocqueville Trust, which are also incorporated by reference into the Statement of Additional Information, which Statement of Additional Information is incorporated by reference into this Registration Statement. We also consent to the references to us under the heading “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York

September 13, 2006